Exhibit 5.1

Jodie M. Bourdet

T: +1 415 693 2020

rphillips@cooley.com

March 7, 2019

ShotSpotter, Inc.

7979 Gateway Blvd., Suite 210

Newark, California 94560

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering of up to 443,369 shares of common stock of ShotSpotter, Inc., a Delaware corporation (the “Company”), par value $0.005 per share, (the “Shares”), which includes (i) up to 307,830 Shares to be sold by the Company, including up to 57,830 Shares that may be sold by the Company pursuant to the exercise of an over-allotment option to be granted to the underwriters (collectively, the “Company Shares”) and (ii) up to 135,539 Shares to be sold by certain stockholders of the Company (the “Stockholder Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-226052) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated July 27, 2018 (the “Base Prospectus”) and the prospectus supplement dated March 5, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Stockholder Shares are validly issued, fully paid and non-assessable and (ii) the Company Shares, when sold in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet